Exhibit 5.2

HUNTON & WILLIAMS LLP 2200 PENNSYLVANIA AVENUE, N.W. WASHINGTON, D.C. 20037-1701 TEL 202 • 955 • 1500 FAX 202 • 778 • 2201
File No: 54936.060054

December 14, 2012
The Scotts Miracle-Gro Company
14111 Scottslawn Road
Marysville, Ohio 43041

Re:	The Scotts Miracle-Gro Company Registration Statement on Form S-3
Ladies and Gentlemen:
We have acted as counsel to The Scotts Miracle-Gro Company, an Ohio corporation (the “Company”), and its subsidiaries listed on Schedule 1 attached hereto (the “Guarantors”), in connection with the preparation and filing with the United States Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act and the proposed issuance and sale from time to time, together or separately and in one or more series (if applicable) of: (i) common shares, without par value, of the Company (the “Common Shares”); (ii) preferred shares, without par value, of the Company (the “Preferred Shares”); (iii) debt securities of the Company, which may be either senior debt securities (the “Senior Debt Securities”) or subordinated debt securities (the “Subordinated Debt Securities” and, together with the Senior Debt Securities, the “Debt Securities”); (iv) warrants to purchase Common Shares, Preferred Shares or Debt Securities (the “Warrants”); (v) purchase contracts for the purchase or sale of the Company’s securities (“Purchase Contracts”); (vi) units consisting of a Purchase Contract and an underlying security that is pledged by the holder of a Purchase Contract to secure its obligations under the Purchase Contract (“Purchase Units”); and (vii) the guarantees, if any, of the Company’s payment obligations under the Debt Securities, which may be given from time to time by one or more of the Guarantors, on terms to be determined at the time of the offering (“Guarantees”), in each case as set forth in the Registration Statement and the base prospectus contained therein (the “Prospectus”). The Common Shares, the Preferred Shares, the Debt Securities, the Guarantees, the Warrants, the Purchase Contracts, and the Purchase Units are collectively referred to herein as the “Securities” and each, a “Security.” The Securities are to be issued from time to time pursuant to Rule 415 under the Securities Act.
Unless otherwise specified in the applicable prospectus supplement:  (i) the Senior Debt Securities and the Guarantees thereof are to be issued pursuant to an Indenture, dated as of January

December 14, 2012

14, 2010 (as may be supplemented from time to time, the “Senior Base Indenture”), among the Company, as issuer, each of the Guarantors from time to time party thereto in respect of a particular series of Senior Debt Securities and U.S. Bank National Association, as trustee (the “Trustee”); (ii) the Subordinated Debt Securities will be issued under a subordinated debt indenture, the form of which is attached as an exhibit to the Registration Statement, by and between the Company and the Trustee (as may be supplemented from time to time, the “Subordinated Base Indenture” and, together with the Senior Base Indenture, the “Base Indentures”); (iii) the Warrants will be issued under one or more warrant agreements (each, a “Warrant Agreement”), by and between the Company and a warrant agent to be identified therein (each, a “Warrant Agent”); and (iv) the Purchase Contracts and/or Purchase Units will be issued under one or more purchase contract agreements (each, a “Purchase Contract Agreement”) by and between the Company and a purchase contract agent to be identified therein (each, a “Purchase Contract Agent”). We refer to the Indentures, Warrant Agreement and Purchase Contract Agreement collectively as the “Opinion Documents.”
EG Systems, Inc., an Indiana corporation, Gutwein & Co., Inc., an Indiana corporation, SMG Brands, Inc., a Delaware corporation, Hyponex Corporation, a Delaware corporation, Miracle-Gro Lawn Products, Inc., a New York corporation, OMS Investments, Inc., a Delaware corporation, Rod McLellan Company, a California corporation, Sanford Scientific, Inc., a New York corporation, Scotts Manufacturing Company, a Delaware corporation, Scotts-Sierra Investments, Inc., a Delaware corporation, Scotts Temecula Operations, LLC, a Delaware limited liability company, and Swiss Farms Products, Inc., a Delaware corporation., are referred to herein as the “Covered Guarantors.”
We have examined originals or certified copies of the Registration Statement, the Prospectus, the Senior Base Indenture, the form of Subordinated Base Indenture, and such corporate records of the Company and each of the Covered Guarantors and other certificates and documents of officials of the Company and each of the Covered Guarantors, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of natural persons, the due authorization, execution and delivery of all documents by all parties and the validity and binding effect thereof (other than the authorization, execution and delivery of documents by the Covered Guarantors and the validity and binding effect thereof upon the Company and the Guarantors), the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.
Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that, as of the date hereof:

1.
With respect to any Debt Securities, when (a) the specific terms of a particular series of Debt Securities have been duly authorized and established in accordance with the relevant Base Indenture, and (b) such Debt Securities have been duly executed, authenticated, issued and delivered in accordance with the relevant Base Indenture and the applicable underwriting or other agreement against payment therefor, such Debt Securities will constitute valid and binding obligations of the Company.

December 14, 2012

2.
With respect to any Guarantees, when (a) such Guarantees have been duly authorized, (b) such Guarantees have been duly executed, issued and delivered in accordance with the relevant Base Indenture and the applicable underwriting or other agreement, and (c) the Debt Securities underlying such Guarantees have been duly authorized, executed, authenticated, issued and delivered in accordance with the relevant Base Indenture and the applicable underwriting or other agreement against payment therefor, such Guarantees will be valid and binding obligations of the Guarantors party to such Guarantees.

3.
With respect to the Warrants, when (a) any Warrant Agreement under which Warrants are to be issued has been duly authorized, executed and delivered by the Company and each other party thereto, (b) the terms of the Warrants have been established in accordance with such Warrant Agreement and the applicable underwriting or other agreement, and (c) the Warrants have been duly authorized, executed and delivered in accordance with such Warrant Agreement and the applicable underwriting or other agreement against payment therefor, such Warrants will be valid and binding obligations of the Company.

4.
With respect to the Purchase Contracts and Purchase Units, when (a) the Purchase Contract Agreement to be entered into in connection with the issuance of any Purchase Contracts and/or Purchase Units has been duly authorized, executed and delivered by the Company and each other party thereto, (b) the terms of a particular issuance of Purchase Contracts and/or Purchase Units have been duly established in accordance with the Purchase Contract Agreement and applicable law, and (c) such Purchase Contracts and/or Purchase Units have been duly authorized, executed, authenticated, issued and delivered in accordance with the terms of the Purchase Contract Agreement and the applicable underwriting or other agreement against payment therefor, such Purchase Contracts and Purchase Units will constitute valid and binding obligations of the Company.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.
We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions (“Laws”) of the State of New York, the General Corporation Law and the Limited Liability Company Act of the State of Delaware, the Business Corporation Law of the State of Indiana and the General Corporation Law of the State of California. The term Laws specifically excludes laws relating to land use, zoning and building code issues, taxes, environmental issues, insurance, intellectual property laws, antitrust issues, ERISA laws and Federal Reserve Board margin regulation issues.  Various matters concerning the Laws of Ohio are addressed in the opinion of the General Counsel of the Company. We express no opinion with respect to those matters herein and, to the extent elements of those opinions are necessary to the conclusions expressed herein, we have assumed such matters.

December 14, 2012

B.
The opinions in paragraphs 1, 2, 3 and 4 relating to the enforceability of the Debt Securities, the Guarantees, the Warrants, the Purchase Contracts and the Purchase Units are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar law relating to or affecting the rights and remedies of creditors, or the judicial application of foreign Laws or governmental actions affecting creditors rights; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; (iv) we express no opinion concerning the enforceability of: (a) the waiver of rights or defenses contained in Section 5.15 of the Senior Base Indenture and Section 5.15 of the Subordinated Base Indenture; (b) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; (c) any provision permitting, upon acceleration of the Debt Securities, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; (d) any provision to the extent it requires any party to indemnify any other person against loss in obtaining the currency due following a court judgment rendered in another currency; (e) whether a court other than a court of the State of New York would give effect to a choice of New York law; (f) the submission of jurisdiction to the extent it relates to the subject matter jurisdiction of any court; (g) the enforceability of any waiver of a trial by jury or waiver of objection to venue or claim of an inconvenient forum with respect to proceedings; or (h) the waiver of any right to have service of process made in the manner prescribed by applicable law.

C.
To the extent that the obligations of the Company or any Guarantor under any Indenture, Warrant Agreement or Purchase Contract Agreement may be dependent upon such matters, we assume for purposes of this opinion that each Trustee, Warrant Agent or Purchase Contract Agent, as applicable, will be duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that each Trustee, Warrant Agent or Purchase Contract Agent will be duly qualified to engage in the activities contemplated by the applicable Indenture, Warrant Agreement or Purchase Contract Agreement; that each Indenture, Warrant Agreement or Purchase Contract Agreement will be duly authorized, executed and delivered by the applicable Trustee, Warrant Agent or Purchase Contract Agent and will constitute the legal, valid and binding obligation of such Trustee, Warrant Agent or Purchase Contract Agent, enforceable against such Trustee, Warrant Agent or Purchase Contract Agent in accordance with its terms; that each Trustee, Warrant Agent or Purchase Contract Agent will be in compliance at all applicable times, generally and with respect to acting as a Trustee, Warrant Agent or Purchase Contract Agent under the applicable Indenture, Warrant Agreement or Purchase Contract Agreement, with all applicable laws and regulations; and that each Trustee, Warrant Agent or Purchase Contract Agent will have

December 14, 2012

the requisite organizational and legal power and authority to perform its obligations under the applicable Indenture, Warrant Agreement or Purchase Contract Agreement.

D.
We have assumed without independent investigation that: (i) at the time any Securities are sold pursuant to the Registration Statement (the “Relevant Time”), the Registration Statement and any supplements and amendments thereto (including post-effective amendments) will be effective and will comply with all applicable laws; (ii) at the Relevant Time, a prospectus supplement will have been prepared and filed with the Commission describing the Securities offered thereby and all related documentation and will comply with all applicable laws; (iii) all Securities will be issued and sold in the manner stated in the Registration Statement and the applicable prospectus supplement; (iv) at the Relevant Time, all corporate or other action required to be taken by the Company and, as applicable, the Guarantors to duly authorize each proposed issuance of Securities and any related documentation (including the execution (in the case of certificated Securities), delivery and performance of the Securities and any related documentation referred to in paragraphs 1 through 4 above) shall have been duly completed and shall remain in full force and effect; (v) in the case of Debt Securities, at the Relevant Time, the relevant Base Indenture shall have been duly executed and delivered by the Company and all other parties thereto and duly qualified under the Trust Indenture Act of 1939, as amended; and (vi) at the Relevant Time, a definitive purchase, underwriting or similar agreement and any other necessary agreement with respect to any Securities offered or issued will have been duly authorized by all necessary corporate or other action of the Company and, as applicable, the Guarantors party thereto and duly executed and delivered by the Company, the Guarantors party thereto, if any, and the other parties thereto. For purposes of this opinion letter, we have further assumed that each Opinion Document will be governed by the laws of the State of New York.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus and any supplement thereto forming a part of the Registration Statement under the caption “Legal Matters”. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission thereunder.
Sincerely,

/s/ Hunton & Williams LLP

SCHEDULE 1

Name	Jurisdiction of Organization
EG Systems, Inc.	Indiana
Gutwein & Co., Inc.	Indiana
SMG Brands, Inc.	Delaware
Hyponex Corporation	Delaware
Miracle-Gro Lawn Products, Inc.	New York
OMS Investments, Inc.	Delaware
Rod McLellan Company	California
Sanford Scientific, Inc.	New York
Scotts Manufacturing Company	Delaware
Scotts Products Co.	Ohio
Scotts Professional Products Co.	Ohio
Scotts-Sierra Investments, Inc.	Delaware
Scotts Temecula Operations, LLC	Delaware
SMG Growing Media, Inc.	Ohio
Swiss Farms Products, Inc.	Delaware
The Scotts Company LLC	Ohio